Exhibit 10.6

(Translated from German)

LEASE AGREEMENT

FOR COMMERCIAL SPACE

in the Technology Park Bergisch Gladbach, Friedrich-Ebert-Str.

Between

Lobito International B.V.

c/o Bauer & Kügler GmbH

Kaiserstrasse 12

60311 Frankfurt

Tax no. 116/5961/0895

represented by

TBG TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

represented by its Managing Director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Str.

51429 Bergisch Gladbach

- hereinafter referred to as “Lessor” -

and

RI Research Instruments GmbH

represented by its Managing Director

Dr. Burkhard Prause

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

Contract no.

- hereinafter referred to as “Lessee” -

enter into the following Lease Agreement, consisting of

Part I

Special Terms and Conditions

Part II

General Terms and Conditions

Part III

Attachments

The respective parts of the Agreement must be signed by Lessor and Lessee separately.

Part I

Special Terms and Conditions

1.             Object of the Lease Agreement

2.             Transfer

3.             Lease Term

4.             Rent, Lease-Related Expenses and Value-Added Tax

5.             Escalator Clause

6.             Collateral

7.             Protection from Competition / Protection for Goods and Services Offered

8.             Miscellaneous Provisions

9.             Special Arrangements

1. Object of the Lease Agreement

1.1                                 The following rooms and parking spaces in the property located in Bensberg-Honschaft are leased for use as a manufacturing and engineering operation and outlined in red in the enclosed survey map Part I (Attachment No. 1):

The leased space is as follows per mutual agreement:

Building/location/rooms	Area in m2

Building 09, storage space:

1st Basement (BA), Room 01

2nd BA, Room 01	95.2

Building 10, Workshop/warehouse/pickling plant

Ground floor (GF), Room 005	50

Building 14, office:

GF, Room 05 and 08	126.4

Building 18 and building 45, warehouse:

Building 18, GF, Room 02 Building 45, GF, Room 05	32

Building 19, manufacturing area:

BA and GF	2,552

Building 20, office space:

GF, Room 33 1st Upper Floor (UF), Rooms 15-15, 19, 24 -31, 34, 38, 40 & 42	15.6
333.75
1st UF, Rooms 01-02, 05, 07 - 08, 11-12 and 14	185.5

Building/location /rooms	Area in m2

Building 21, office/storage space:

GF, Rooms 07·09 and 900	43.6

Building 21, remaining area:

Laboratory/storage space:

GF, 1st UF, 2nd UF, 3rd UF	1,140

Building 22, mixed-use areas:

GF and 1st UF	740

Building 29, storage space:

GF total	370

Open space (4 container parking places)

Total area	5,684.05

The secondary and traffic areas are included in the above-mentioned areas.

[handwriting]  Building 23, 2nd UF, is leased until June 30, 2009 in addition to the rent paid by ACCEL Instruments GmbH for this space until March 1, 2009. The lease on Building 23, 2nd UF, ends automatically at the end of June 30, 2009.

1.2                                 Should a later survey of the leased space find any differences from the indicated lease space, neither of the Parties will have the right to rescind this Agreement or demand a change in the rent as a result. The areas indicated under clause 1.1 must be used as a basis as regards to the dimensions of the space leased under the terms of this Agreement.

1.3                                 The exterior areas of the leased space are not part of the lease.

1.4                                 If an official permit necessary for the intended use spelled out in clause 1.1 is refused or revoked because the leased space is not suitable in terms of location or quality for the business operation, Lessee has the right to terminate the Agreement without notice or to demand a rent reduction. The warranty liability under 536a BGB [Bürgerliches Gesetzbuch (Civil Code)] is excluded. Also, Lessor is not obligated to put the lease object into a sublettable condition if this is associated with unreasonable expenses.

1.5                                 Future official and technical requirements (e.g. stricter safety or health regulations; changes in intended use) concerning the business operation of Lessee must be complied with by Lessee at its own expense and Lessee must indemnify Lessor for any requirements imposed on Lessor.  If such requirements are not complied with, Lessee has no recourse against Lessor in terms of damages, rescission, termination or non-performance. Lessor is obligated to cooperate in the compliance with such requirements insofar Lessee assumes the costs associated therewith.

1.6                                 Lessee must make sure, carefully and on a regular basis, that the official load on the floor in Building 27 permitted by the building authorities according to the copies of the official documents of the building authorities to be handed to Lessee on the transfer date is not exceeded. As far as the other leased areas are concerned, a maximum floor load of 350 to 400 kg/m2 applies. In case of a violation Lessee must indemnify Lessor or third parties for all losses incurred as a result.

2. Transfer

2.1                                 The transfer of the lease object is indicated to Lessee in advance in a manner that is binding for both Parties. The claim to the transfer of the lease object arises only with the receipt of the collateral pursuant to clause 6.

2.2                                 If Lessee does not appear, for whatever reason, on the transfer date communicated to it in writing, refuses to take delivery without justification, or if collateral has not been made available to Lessor, Lessee authorizes Lessor already at this time to declare on its behalf and at its reasonable discretion that the leased space is ready for transfer. In this case Lessor undertakes to submit to Lessee without delay a copy of the inspection report attesting to the state of readiness for the transfer. Lessor is exempted from the restrictions of § 181 BGB in this respect.

2.3                                 A inspection report signed by Lessor and Lessee must be drawn up on the occasion of the transfer of the lease object detailing all visible defects and concerns still to be remedied by Lessor. Lessor must provide an immediate remedy for all defects as noted.

2.4                                 The transfer is not delayed by minor defects and remaining work existing on the transfer date which impair the use only in a minor way. This applies also to the outdoor facilities.

2.5                                 Lessee has the right, at its own risk, to proceed with special fittings, tenant installations, technical equipment and the like already before the transfer date provided that the work of Lessor is thereby not unduly disrupted or obstructed.

3. Lease Term/Termination

3.1                                 The lease begins on April 1, 2009, but not before the completion and transfer of the leased space and will run for a fixed term until December 31, 2010. Lessee has a 3-time option to request an extension of 5 years at a time. The option must be exercised in writing by notifying Lessor no later than 12 months before the expiration of the respective agreement.

The Parties agree that the lease continues under the same conditions with each exercise of the respective option.

If an option is not validly exercised, any agreed-upon further option rights with regard to the respective partial object become null and void.

3.2                                 If the option is not exercised or if the lease and/or partial lease expires after the option is exercised, the lease is extended indefinitely and may be terminated in writing by either Contracting Party effective as of the end of the quarter by giving 6-months’ notice.

 3.3                              The timeliness of the written declaration of extension or termination is determined not by the date the letter is sent but by the date it is received.

3.4                                 Lessor may terminate the lease for cause effective immediately without giving notice. This applies in particular if Lessee does not fulfill its important contractual obligations within a reasonable time despite a written reminder, or if bankruptcy or composition proceedings have been opened with regard to its assets or if these have been denied for insufficiency of assets. Other rights of Lessor to terminate the lease without notice under legal regulations are not affected.

3.5                                 In case of a justified immediate early termination or in case of a termination of the lease without giving notice, Lessee is liable, to the extent it is responsible for the termination, for the loss of income in terms of rent, lease-related expenses and other services for the stipulated term of the lease up to the next termination date permitted under the Agreement.

3.6                                 Contrary to § 545 BGB, if Lessee continues to use the lease object after the expiration of the lease period, the lease is not considered extended.

3.7                                 If the use of the lease object is not possible in whole or in part due to a loss event not attributable to Lessee, the rent for the unusable parts is waived for this period. Rent is again due after the immediate restoration of the pervious condition. If the leased area and/or leased rooms or any common facilities are entirely or largely destroyed or damaged by structural defects, fires, explosion, lightning, storm, force majeure, war or other events not attributable to Lessor, Lessee has a right to terminate the lease early. This right may be only exercised within 6 months after the loss event.

4. Rent, Lease-Related Expenses and Value-Added Tax

4.1                                 Starting from the date indicated in 3.1, the rent for the lease object pursuant to 1.1 comes to the following monthly amounts

	Area in m2	€/m2	New net rent

Building 09 (warehouse)	95.20	3.79 €=	360.82 €
Building 10 (workshop/warehouse/pickling plant)	50.00	4.75 €=	237.28 €
Building 14	126.40	6.71 €=	848.58 €
Building 18 and 45 (warehouse)	32.00	4.75 €=	151.86 €
Building 19 (manufacturing area)	2,552.00	5.32 €=	13,587.93 €
Building 20 (office), GF	15.6	5.32 €=	82.99 €
Building 20 (office), lst UF	333.75	8.91 €=	2,974.58 €
Building 20 (office), 1st UF	185.50	9.69 €=	1,797.83 €
Building 21 (laboratory/warehouse)	1,140.00	4.75 €=	5,410.08 €
Building 21 (office/warehouse)	43.60	5.90 €=	257.38 €
Building 22 (workshop/office)	740.00	6.00 €=	4,440.00 €
Building 29, GF (warehouse)	370.00	3.25 €=	1,202.00 €
Free areas (container storage) plus car parking spaces per	4	29.83 €=	119.33 €
Lease Agreement	20 cars	29.83 €	596.67 €
	5.668, 45		32,067.33 €
Total net			32,067.33 €
plus applicable VAT, currently 19%			6,092.79 €
Grand total			38,160.12 €

4.2           Void

4.3           Void

4.4           Void

4.5                                 The rent must be paid monthly in advance no later than the 3rd working day of each month, free of postage and charges and indicating Lessee No. 1, by wire transfer to the account of Lessor

Lobito International B.V.

at Dresdner Bank Frankfurt

Account number: 958 293 01

Routing no.: 500 800 00

The timeliness of the payment is determined not by the date it is sent but by the date it is received.

4.6                                 In case of late payment Lessor may charge dunning costs as of the 2nd reminder in the amount of EUR 2.50 per reminder including VAT. In addition Lessor may claim default interest in the amount of 4% percentage points over the respective base interest rate (§ 247 BGB).

4.7                                 If Lessee makes partial payments against the liabilities, Lessor may apply them, at its own discretion, against any open claims without heeding Lessees request in that matter.

4.8                                 Lessor is responsible only for the mere permission to use the lease object. All other services are provided by a company (at present TechnologiePark Bergisch Gladbach Verwaltungs GmbH) hired for this purpose by Lessor. Said company also handles, beside the basic rent, Lessee’s heating and operating expenses and other supplementary payments (lease-related expenses) owed by Lessee.

For this reason Lessee is obligated to sign the enclosed Operator Contract (Attachment) with the company hired by Lessor for administering the lease object, and to maintain it for the duration of this Agreement.

5. Escalator Clause

5.1                                 The rent is firm until December 31, 2010, as agreed upon. After that date the rent is subject to the following escalator clause:

Lessor and Lessee have the right to demand an adjustment of the rent stipulated in clause 4.1 and 4.2 if the cost-of-living index (base year 2005 = 100 points) calculated by the Federal Statistical Office has increased or decreased by more than 10% since the beginning of the Agreement and/or since the latest readjustment of the rent. The rent pursuant to sentence 1 is adjusted in the amount of 80% of the index change starting with the first of the month following the justified request for an adjustment by either Party.

5.2                                 If the Federal Statistical Office discontinues the afore-mentioned index or changes over to a new base, the index used for the escalator clause will be the index that corresponds most closely to the cost-of-living index stipulated in this document.

6. Collateral

One month before the transfer of the lease object Lessee provides Lessor with a cash deposit in the amount of 20,000.00 €.

Instead of the cash deposit Lessee has the right to provide an absolute guarantee by a German bank or savings institution in the above-mentioned amount. The guarantee must contain the provision that the guarantor will pay the guaranteed amount upon the first written request. The guarantor may discharge its obligation only by a payment, not by a deposit.

Lessor has the right to seek satisfaction for any claims due to it under the lease by utilizing the collateral even in the course of the current lease period. In this case Lessee must replenish the collateral in the appropriate amount.

The collateral is returned after the expiration of the lease and the fulfillment of all contractual obligations, but in case of non-fulfillment of the Agreement only to the extent that there are no counterclaims.

7. Protection from Competition / Protection for Goods and Services Offered

Lessor undertakes to enter into lease agreements with other tenants in the Technology Park, who according to the trade register operate businesses similar to Lessee’s business, only with the prior approval of Lessee. The business purpose of Lessee is the development, construction and sale of electromagnetic and electro-mechanical components and systems for particle accelerators and other applications in science, energy technology, medical science and industry.

8. Miscellaneous Provisions

Lessor is aware that Lessee works occasionally in 3 shifts and even on weekends and holidays.

Lessor guarantees the use of the lease object, in particular with regard to the supply of heat, power, water etc., as well as the unobstructed access to the lease object at all times. Clauses 3.1 and 3.2 of the General Terms and Conditions do not apply in this sense. If there is a provision in the Special Terms and Conditions it has precedence, in case of doubt, over the equivalent provision in the General Terms and Conditions.

If Lessee has not specifically assumed the responsibility for maintenance and repairs under this Agreement, this responsibility is, irrespective of who defrays the costs involved, incumbent upon Lessor unless Lessee declares its willingness to perform said maintenance or repair work or cause to have it performed  by a third party.

Lessee must perform any maintenance and repair work properly and professionally. Lessee also has the right, in consultation with Lessor, to hire companies specializing in this kind of work. Lessee must coordinate with Lessor before performing any major work on the lease object. To that extent, clause 11.3, last section, of the General Terms and Conditions does not apply.

After the lease term expires, Lessee must leave the lease object in the condition it was in on the transfer date. Normal wear and tear must be taken into consideration in favor of Lessee. To that extent, clause 20 of the General Terms and Conditions does not apply.

Lessor must ensure that the regulations of the STVO [Straßenverkerhrs-Ordnung (Road Traffic Ordinance)] are applied in the area of the Technology Park.

9. Special Arrangements

1. Maintenance:

Amounts under 500.00 € are shown as operating expenses in the lease-relate expenses statement, even if they concern individually allocatable amounts.

2. Lease term/termination:

The Contracting Parties agree on a special right to give 6 months’ notice effective by the end of each quarter with regard to a maximum of 40% of the leased space.

3. Building 09, 1st BA, Room 01, 2nd BA, Room 01:

Any use of Room 03 on the 2nd BA level during technical tests is hereby excluded.

When moving out, Lessee must restore any improvements and building alterations to their original condition.

4. Statement of release from liability:

If Lessee as holder of the actual power is charged by the competent authorities as the entity liable for decontamination under § 4 para. 3 BBodSchG [Bundes-Bodenschutzgesetz (Federal Soil Protection Act)] with disturbing the present condition or is asked to take measures for the protection of the leased area against harmful soil alteration pursuant to § 4 para. 2 BBodSchG on the basis of executory rulings, Lessor releases Lessee from any financial obligations and necessary expenses expected by Lessee in this connection. Lessee must forward the official rulings on which basis it is charged as holder of the actual power pursuant to § 4 para. 2 or § 4 para. 3 BBodSchG to Lessor in good time, but no later than 14 days after service of process, and must file an appeal at the latter’s request and upon the latter’s legal analysis. If Lessor insists on proceeding with the appeal, Lessor must bear the costs associated therewith. The claim of Lessee under sentence 1 is excluded if Lessee does not meet its obligations under sentence 2. The release from liability by Lessor under sentence 1 is also excluded if Lessee itself has caused a harmful soil alteration or if there is a risk of such harmful soil alterations because of actions taken by Lessee in that direction, or if Lessee has taken measures that might entail harmful soil alterations. In all other respects the compensation claim of Lessor under § 24 para. 2 BBodSchG is not affected.

Bergisch Gladbach, on April 1, 2009

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
Lobito International B.V.	RI Research Instruments GmbH
represented by
TBG TechnologiePark Bergisch Gladbach
Verwaltungs GmbH
Managing Director Hans-Dieter Angerer
(Lessor)	(Lessee)
(Lessee)

Part II

General Terms and Conditions

1.	Restoration, Insurance Coverage
2.	Damage due to Fire, Storm or Tap Water
3.	Central Heating, Air Conditioning, Hot Water Use, Measurement of Consumption
4.	Use of Elevators
5.	Offsets, Right of Lien
6.	Use of the Leased Space, Sublease
7.	Effect of Actions Taken by Third Parties
8.	Electricity, Gas, Water, Heat Energy
9.	Public Safety Obligation
10.	Advertising Fixtures/Alarm Systems/Antennas
11.	Maintenance and Major Repairs/Cosmetic Repairs
12.	Structural Alterations/Minor Repairs
13.	Access to the Leased Areas by Lessor
14.	Several Persons as Lessee
15.	General House Rules
16.	Duty to Exercise Diligence on the Part of Lessee
17.	Fire Protection
18.	Pest Control
19.	Windows, Shutters and Awnings
20.	Expiration of the Lease Term
21.	Written Form/Severability Clause/Legal Venue

1. Restoration, Insurance Coverage

1.1                                 Lessor undertakes to contract sufficient insurance (at replacement value) against the risks of fire, tap water and storm damage. The insurance premiums expended for this purpose are payable by Lessee in accordance with the provisions of clause 4.8 of the Special Terms and Conditions. Lessee also undertakes to use any and all insurance benefits for the immediate restoration of the damaged building parts. Any additional costs and fire insurance premiums due to the increased risk posed by the business operations of Lessee are also for the latter’s account.

1.2                                 Lessee must contract insurance coverage for the building contents (equipment and products) at its own expense. In addition Lessee assumes the risk of glass breakage for the (shop) windows in its lease area. Lessee is obligated to contract and maintain a business liability insurance, and provide evidence at the request of Lessor for the existence of appropriate insurance protection. To that extent there is no obligation of Lessor to indemnify any losses.

2. Damage due to Fire, Storm or Tap Water

Lessee must advise Lessor immediately of any damage that concerns insured risks to allow the latter to file a claim with the insurance company in due time. Any disadvantages caused to Lessor due to late notification of damage by Lessee are for the account of Lessee.

3. Central Heating, Air Conditioning, Hot Water Use,

Measurement of Consumption

3.1                                 Lessor is obligated to operate the central heating system during the usual office hours if outside temperatures require it. Air conditioning systems - if available - are operated all year round.

3.2                                 Hot water, if supplied via the central heating facility, must be available continuously during the usual office hours.

3.3                                 Heating and/or air conditioning cannot be demanded in case of malfunction, force majeure, official orders or other cases of impossible performance (e.g. fuel shortage). In these cases Lessor is not obligated to provide other types of heating. Lessee does not have any claims for rent reduction or damages unless Lessor acted deliberately or with gross negligence. Lessor must see to it that any malfunction is remedied as soon as possible.

3.4                                 The costs of operating the central heating system include the cost of the consumed power and its supply and/or the purchased district heating, the cost of the working current, the cost of servicing, monitoring and maintaining the system, the regular inspection of its operability and safety including calibration by a specialist, the cleaning of the system including the cleaning of the oil tank and the operating room, the cost of the measurements under the Federal Emission Control Act [Bundesimmisionsschutzgesetz], the cost of renting or subletting equipment for measuring consumption as well as the cost of using equipment for recording consumption data, the cost of calculation and allocation by way of a heat metering service (including readings and intermediate readings) as well as the accruing calibration fees. The same applies to settling the water consumption costs if they are determined by separate meters. The costs of the district heating supply include the cost of operating the relevant in-house facilities as per above.

3.5                                 If heating and/or hot-water costs for the area leased by Lessee are determined separately by way of intermediate counters or other measuring devices, Lessee first assumes 30% of the total costs incurred for this reason in the property on the basis of m2/leased space (basic cost). Lessee then assumes the remaining costs according to the individually ascertainable consumption. If the cold water consumed by Lessee is determined separately, Lessee assumes 100% of the individual consumption costs. This applies by analogy to sewage fees.

3.6                                 If heaters are installed in the common rooms (such as stairways, laundry etc.) which are  heated through the central heating system, their consumption is not recorded, so that any costs accruing on this account are included in the total costs to be allocated pursuant to item 3.5 above.

3.7                                 If a tenant does not use the heating system, such tenant is not exempt from sharing these costs.

3.8                                 The cost of intermediate readings, if such are necessary, are borne by the tenant to which they refer.

3.9                                 Lessee must ensure that the consumption meters and other measuring devices are accessible at all times. If Lessee impedes or obstructs a meter reading, it must indemnify Lessor for any additional costs or other disadvantages accruing to Lessor as a result.

4. Use of Elevators

Lessee does not have a right to continuous service in case of malfunction. The elevators are not staffed. Any malfunction must be reported immediately to Lessor or the person designated by it for the purpose.

5. Offsets, Right of Lien

Lessee may offset only undisputed, decision-ready or validly ascertained claims for rent or other claims held by Lessor if it notifies Lessor of its intent in writing at least one month before the due date of the rent. The notification obligation of Lessee applies also if it wants to exercise a right of lien.

6. Use of the Leased Space, Sublease

6.1                                 Lessee may use the lease object only for the purposes indicated in clause 1.1 of the Special Terms and Conditions. Each change in intended use, in particular each change in the type of business operation is permitted only with the prior written approval of Lessor. Lessor does not assume any liability in the sense that permits for the planned business operation and its facilities will be granted or that once granted will be renewed. This applies in particular to franchises. Lessee must create and maintain all conditions for its business operations at its own expense.

6.2                                 If Lessee’s entire business operation or part of the operation is sold, a prior agreement is necessary because of the transition of this Lease Agreement to Lessee’s successor in title.

In case of companies, changes in ownership or in the personally liable partner or changes in the majority shareholder (more than 50%), or changes in the legal form of the company, are considered a permission of use by third parties.

Lessor may deny approval only for important reasons. An important reason for refusing approval is for example given if such changes lead to a substantial impairment of the liability basis.

6.3                                 Any sublease or other type of permission of use by third parties may take place only with the prior written approval of Lessor and only for the commercial purposes specified in clause 1.1 of the Special Terms and Conditions. Lessor may deny approval only for important reasons. If Lessee is obligated under the Agreement to pay the value-added tax in addition to the rent and the lease-related expenses, the sublease or other type of permission of use by third parties may be granted only to such third parties as are business owners within the meaning of the value-added tax law. Lessee must request such approval by Lessor in writing and, unless it is question of a replacement or change of the kind described in the 2nd paragraph of clause 6.2, must submit the sublease agreement entered into under a suspensive condition. Lessee undertakes already at this time to pay to Lessor monthly in each case 50% of any excess income from rent and lease-related expenses together with the remaining rent.

If Lessee fails to get the written approval of Lessor, Lessor has the right to terminate the lease without giving notice.

6.4                                 In case of a sublease or permission of use, Lessee is legally liable for all actions or omissions of the subtenant or of those to whom it has given permission to use the leased space.

7. Effect of Actions Taken by Third Parties

External effects caused by third parties, e.g. traffic detours or the like, do not constitute an impairment in the lease object if Lessor is not responsible for them, irrespective of the extent of the impairment.

8. Electricity, Gas, Water, Heat Energy

8.1                                 Lessee may make use of the existing mains for electricity - including any existing e-mail or antenna wiring, gas and water only to the extent that such use does not cause overloads. Lessee may pay for any increased use by expanding the lines at its own expense and with the prior approval of Lessor. Lessor’s approval is also needed for rerouting any other mains within the lease object and the building.

8.2                                 In case of malfunctions or damage to the supply lines, Lessee must turn them off immediately and inform Lessor.

In case of imminent danger Lessee must take immediate steps to avert such imminent danger on its own initiative. All further remedies are undertaken by Lessor unless maintenance and repair are incumbent upon Lessee under the terms of this Agreement. If the latter is not the case, Lessor must bear also the cost of eliminating any direct risk.

8.3                                 A change in power supply, in particular a change in voltage, does not entitle Lessee to any claims against Lessor.

8.4                                 If the electricity, gas or water supply or the drainage are interrupted by a circumstance beyond the control of Lessor, or if irregularities in the supply or floods and other disasters occur, Lessee does not have any right to demand a rent reduction or any claims for damages against Lessor. This applies by analogy to the heat energy supply if provided by a utility.

If the delivery conditions of the utility from which Lessor purchases power or water make the utility liable for interruptions in supply and for supply irregularities, Lessor hereby assigns its claims against the utility to Lessee, who hereby accepts them. Lessee may assert further claims only if they also could be asserted by Lessor.

9. Public Safety Obligation

The public safety obligation for its lease areas is incumbent on Lessee. To that extent Lessee releases Lessor from any claims filed by third parties.

10. Advertising Fixtures, Alarm Systems, Antennas

10.1                           If shared signage exists or is installed, Lessee must use it and bear the prorated costs. Other signs for advertising purposes may be affixed to the exterior walls of the building and the inside or outside of the windows only with express approval of Lessor. Lessee is responsible for the associated costs, including permit fees.

10.2                           If Lessor intends to recondition, change or repair the areas or installations made available to Lessee for mounting advertising fixtures, Lessee must remove and store these advertising fixtures at its own expense and mount them again after the completion of the work.

10.3                           Lessee is responsible for obtaining the official permit for the advertising fixtures approved by Lessor. Lessor must cooperate in this process if they are required by law. Lessee undertakes to properly design, mount and maintain the advertising fixtures. Lessee must also ensure their stability. Lessee is legally liable for any property damage or personal injury caused to third parties as a result of the advertising fixtures. If structural penetrations are unavoidable for mounting the advertising fixtures and for electrical wiring, Lessee must provide compensation for any damage caused by the humidity entering the building in the area of the structural penetration.

10.4                           Lessee must immediately repair at its own expense any damage to the structure caused by mounting, operating and maintaining advertising fixtures.

10.5                           Lessee must remove the advertising fixtures after the expiration of the lease and restore the original condition at its own expense.

10.6                           The terms of the preceding paragraphs apply by analogy also to air conditioners, alarm and antenna systems, even if mounted by Lessee at other locations of the building. They also apply to sales and advertising fixtures mounted at other locations of the building or whose places or areas have been leased separately (vending machines, shop windows, slogans, company signs, name plates etc.).

11. Maintenance and Major Repairs, Cosmetic Repairs

11.1                           Lessor is responsible at its own expense for maintaining and repairing the roof and all structural supports (for windows and doors see clause 11.3.).

11.2                           Lessee is obligated to implement all cosmetic repairs (e.g. wallpaper, painting walls and ceilings, painting heating elements incl. heating pipes, the internal doors as well as windows and the outer doors from the inside, proper and professional carpet care etc.).

11.3                           Lessee also assumes any maintenance and repair work within the leased space at its own expense. This applies also to the technical equipment (in particular electrical and sanitary, heating and air-conditioning installations) if these are in or on the lease object and are used exclusively by Lessee, as well as to putting glass into the windows and entrance doors belonging to the leased space. If the latter concerns at the same time façade components, the repair and similar measures are solely incumbent upon Lessor, however at the expense of Lessee.

The award of the respective orders to specialized companies and the implementation of such work must be coordinated with Lessor. Because of the complexity of the technical systems and the associated question of warranties and liability, in particular with regard to heating, air conditioning, ventilation, electrical and sanitary systems, Lessee may always only hire such companies as are hired by Lessor for warranty work, maintenance, support and repairs. During the lease term Lessee must replace textile carpets, if necessary, by equivalent carpets at its own expense. If Lessee does not fulfill one of the above obligations in spite of a request by Lessor within a period of 3 months, Lessor has the right to have the necessary repairs and/or work performed at the expense of Lessee. Such grace period is not required in case of imminent danger.

11.4                           If there are instant water heaters and/or boilers for heating water in the leased areas, Lessee is directly responsible  for all service, operating, maintenance and cleaning costs as well as the costs of replacement.

11.5                           Lessee is liable to Lessor for any damage caused to the lease object or the building by itself, its members or employees or by contract workers, suppliers and customers connected with it, or by other related persons. In particular Lessee is liable for any damage caused by the improper handling of the water or heating system, by not closing doors or by breaching other obligations assumed by Lessee (lighting etc.).

11.6                           Lessee must repair any damage for which it is responsible immediately. If it does not meet this obligation even after a written reminder within a grace period specified by Lessor, Lessor may proceed to perform the necessary work at the expense of Lessee. No written reminder or grace period is necessary in case of imminent danger or if the whereabouts of Lessee are not known.

11.7                           If Lessor is responsible for repairing damages to and in the building or in the leased areas or rooms, it must be notified immediately of any such damage. Lessee is liable for any further damage caused as a result of a late notice.

11.8                           Lessee must maintain and service all fixtures installed by it at its own expense. Lessee must undertake their maintenance if the very existence or parts of the building are at risk because of such fixtures.

12. Structural Alterations

12.1                           Structural alterations by Lessee may be performed only with the prior approval of Lessor. Lessor may deny approval only for important reasons. An important reason is present if the structural alterations entail a depreciation of the lease object or if the technical facilitates of the entire property are at stake. Lessee is solely responsible for obtaining all necessary official permits as well as for complying with all laws and regulations decreed for this purpose. However, Lessor must to the extent possible lend its support in obtaining such official permits. The costs of any structural alterations (including any official fees) are for the account of Lessee.

12.2                           Lessor may not demand of Lessee the restoration of the original condition when the lease expires if it agreed earlier to the structural alteration.

12.3                           Lessee is legally liable for any losses incurred in connection with the structural alterations it carried out.

12.4                           Lessor may perform repairs and structural alterations that are necessary for the preservation of the building or the leased areas, or for the aversion of an imminent risk or the repair of a damage, even without the consent of Lessee. This applies also to work which, while not necessary, is appropriate, e.g. the modernization of the building and the leased areas. Lessee must keep the areas in question fully accessible; Lessee may not impede or delay the implementation of such work. Unless the aversion of an imminent risk is concerned, Lessor will give due consideration to Lessee’s business interests and operating processes.

13. Access to the Leased Space by Lessor

13.1                           Lessor and/or its representative may, after prior notification, enter the lease areas during office hours in order to examine their condition or for other important reasons. Access is permitted at any time of the day or the night in case of danger.

13.2                           If Lessor wishes to sell or sublet the property, it and/or its representative may enter the lease areas with prospective customers during office hours after prior notification. That applies accordingly as soon as the lease is terminated by either Contracting Party.

13.3                           Lessor is allowed to attach 2 for-rent signs of up to 50 x 80 cm in size on the inside of the windows belonging to the lease object 3 months before the expiration of the lease.

14. Several Persons as Lessee

14.1                           Several natural or legal entities as Lessee are liable for all obligations under this Agreement as joint and several debtors.

14.2                           For a declaration on the part of Lessor to have legal force it is sufficient for it to be made to one of the joint tenants. Several tenants are considered mutually authorized to accept declarations made by Lessor.

14.3                           Circumstances that cause an extension or a shortening of the lease for one of the tenants or create a claim for damages or other claims for or against them, have the same effect for the joint tenants.

15. General House Rules

15.1                           Lessee may only use the leased areas as intended in the Agreement. Lessee must keep them clean and ventilate them properly. Noise abatement and environmental provisions must be observed carefully. In particular, care must be taken that the safety devices installed for fire protection purposes are not changed and that these systems are not tampered with without consulting Lessor. This applies in particular to fire lobbies even in the area of raised floors and suspended ceilings.

15.2                           During the heating season Lessee must keep all doors and windows closed, including unheated rooms. The necessary ventilation may not lead to a total cooling down of the areas. If there is frost, the valves may not be set to “cold” in order to prevent them from freezing over.

15.3                           Lessee must care for the flooring in the leased space in such a way that no damage occurs. Depression marks must be avoided by appropriate stands. No objects may be parked or stored outside of the leased space, thus for example in the common-use rooms and areas. If Lessor grants a special permission to do so, Lessee is liable for all damage inflicted as a result.

Escape routes in and outside the leased space must always be kept free in compliance with fire regulations. No work may be performed by Lessee outside of the leased space, thus even in the yard. The vehicles of Lessee, its employees and customers may be parked only with the approval of Lessor and only in the designated areas. Third-party vehicles may stay on the property only for the time necessary for loading and unloading.

15.4                           If the transportation of freight causes dirt on the property, Lessee must remove it immediately.

15.5                           Waste from the commercial activities of Lessee must be disposed of by Lessee itself unless deposited into the garbage bins made available by Lessor for general use.

15.6                           Domestic refuse must be compressed and emptied into the containers set up for the purpose. Care must be taken that nothing is spilled on the stairs, the entrance to the building and the area where the containers are set up; if necessary Lessee must make immediate arrangements for cleaning any spills.

15.7                           During the period when the access doors are locked, Lessor may dispense with lighting the stairs and corridors.

15.8                           If Lessee moves out for good or even only temporarily before the expiration of the Agreement, it must surrender the keys to Lessor or its representative, even if objects are still left in the rooms but the permanent abandonment of the rooms is recognizable from the number or condition of the objects left behind. In this case Lessor has the right to take possession of the leased areas already before they are eventually vacated.

16. Duty to Exercise Diligence on the Part of Lessee

16.1                           Lessee has the following obligations, among others:

Keeping the flooring dry and treating it with care. Avoiding damage to the supply and drainage facilities, electrical systems and other building fixtures, avoiding blockage of the drainage facilities, reporting any malfunction in such installations immediately, keeping doors and windows properly locked during bad weather, night and absence. Avoiding waste of electricity and water in the common-use building parts. Cleaning basement light shafts and windows to the extent they are in the leased part of the basement; likewise regularly ventilating the leased areas of the basement as necessary for the entire basement of the building; also locking the windows during the night or when it is cold and wet; abstaining from altering the lease object in any way without the approval of Lessor, in particular abstaining from changing the installations, including the electrical wiring. Keeping and handling all keys and accessories with care; sufficiently heating, ventilation and making the leased space easily accessible as well as shutting off all faucets, in particular in case of a temporary water shortage; also in case of a longer absence of Lessee.

16.2                           Any damage to the roof and any penetration of rain must be reported to Lessor or its representative immediately.

16.3                           The individual directions for use must be observed when using the common facilities and installations (elevators, garbage disposal systems, air conditioning systems, heating systems etc.); the instructions of the air-conditioning technicians, administrator, caretaker etc. must be followed

16.4                           Lessee is not entitled to the constant presence of the building staff. Lessee is obligated to share on a prorated basis in the costs of auxiliary firefighters who might be mandatory on the basis of the leased area/total lease area due to official regulations.

17. Fire Protection

17.1                           All general technical and official regulations, in particularly the regulations of the building code authority and the fire police, must be observed. Open flames and smoking in the basement are not permitted. The basement is not a storage area for flammable materials and materials presenting a fire risk such as gasoline, oil etc. unless official rules or regulations fail to forbid it. Lessee must observe and comply with all official regulations, in particular those regarding the storage of flammable materials. In case of fire or explosion - irrespective of origin - Lessor or its representative must be informed immediately. All installations must have their seals be checked on an ongoing basis.

17.2                           Lessee must purchase and maintain the necessary self protection tools and devices such as portable fire extinguishers and the like at its own expense.

18. Pest Control

Lessee must keep the leased space free from vermin unless it is able to prove that the infestation was not caused by it, its employees, subtenants, visitors, suppliers or contract workers; in the latter case Lessor must be informed.

19. Window, Shutters and Awnings

The windows must be kept closed during a storm, rain or snowfall and the external shutters and awnings provided by Lessor must be retracted. In principle this applies also to the hours after the office and business closes. Unless it is question of a closed façade, the outside window panes and outside window frames must be cleaned by Lessor on a regular basis.

20. Expiration of the Lease Term

20.1                           Lessee must return the leased areas to Lessor at the end of the lease term in a professionally restored condition and with all keys, including those which Lessee had made for itself, without any claim to compensation. If there are carpets in the leased space, Lessee must ensure that these are professionally shampooed. In particular Lessee is obligated to remove its own installed devices from raised floors and cable ducts. This applies also to the cables laid freely by Lessee, as for example for electronic data processing and telephone purposes.

If Lessee has not performed, or has not caused a third party to perform, the work required accordingly by the end of the lease, Lessor may commission the work to be performed at the expense of Lessee and after a reasonable grace period. The grace period is not necessary if the conduct of Lessee implies a peremptory refusal to fulfill the contract.

Lessee is liable for all losses suffered by Lessor as a result of the delayed performance of the work (in particular loss of rental income and/or indemnity for use).

20.2                           Lessor may demand compensation in money for the renovation claim to which it would be entitled if the cosmetic repairs were again to be destroyed by building modifications after the expiration of the lease.

20.3                           The obligation of Lessee to vacate the property extends to all objects in the area of the lease object unless they belong to Lessor or have been left behind at the requests of Lessor in exercise of its rights under clause 12.2. If Lessee does not meet its obligation to vacate the property, Lessor has the right to have the property vacated at the expense of Lessee. There is no storage obligation of Lessor for objects left behind in the area of the lease object after the expiration of the lease.

21. Written Form/Severability Clause/Legal Venue

21.1                           Any subsequent changes and additions to this Agreement require the written form. This cannot be changed verbally. In addition, all declarations of consent or approval on the part of Lessor provided for under this Agreement always require the written form.

21.2                           In the event that one or more provisions of this Agreement become entirely or partially invalid, such event will not affect the validity of the remaining provisions. Rather, in such a case the Agreement is to be implemented as intended. If the lack of validity is based on a defined performance or deadline, the legally permitted regulations take its place.

21.3                           The legal venue is Bergisch Gladbach or, at the option of Lessor, the Court competent for the location of the lease object, unless the law mandates another legal venue.

Part II

General Terms and Conditions

Bergisch Gladbach, on April 1, 2009

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
TBG TechnologiePark Bergisch Gladbach	RI Research Instruments GmbH
Verwaltungs GmbH
Hans-Dieter Angerer
(Lessor)	(Lessee)

Attachment 1     Site plan/floor plan

TechnologiePark
Bergisch Gladbach

TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH

Friedrich-Ebert-Straße D-51429 Bergisch Gladbach

RI Research Instruments GmbH	[Received]	Christina Strack
Friedrich-Ebert-Straße	July 6, 2009	Phone: 02204 - 84-2214
51429 Bergisch Gladbach		Fax: 02204 - 84-2275
e-mail: c.strack@tbg.de

July 3, 2009

Confirmation of termination per December 31, 2009

Building 21

Dear Sirs,

We acknowledge receipt of your written notice dated June 30, 2009 and confirm hereby the termination of your lease in Building 21 comprising 1,183.60 m2 per

December 31, 2009.

according to the special right to give notice under § 9 Point 2.

With the notice given on this area, the Operator Contract signed with TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH is automatically reduced.

Your new leased space starting January 1, 2010 consists therefore of 4,500.45 m2.

The monthly rent starting January 1, 2010 is 26,399.87 €/net, the monthly lease-related expenses are 8,251.39 €/net, the monthly heating costs are 4,439.60 €/net and the monthly lump-sum compensation for using the recreation and conference rooms is 831.03 €/net.

If you have any questions we are at your disposal under the contact information provided below.

Yours sincerely

TBG

TechologiePark Bergisch Gladbach

Verwaltungs GmbH

/s/ Hans-Dieter Angerer
H.-D. Angerer

Property Management: TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH Managing Dir. H.-D. Angerer Trade Register: Cologne HRB 46661	Phone 0 22 04 - 84 22 20 Fax 0 22 04 - 84 22 75 E-mail info@tbg.de Internet www.tbg.de	Owner: Lobito International B.V. Main office of the company: Amsterdam Trade Register: Amsterdam Nr. 34259029 Tax ID no. 116/5961/0895 Tax office Kleve	Banks: Lobito International B.V. Dresdner Bank Frankfurt Acct. no. 958 293 01 Routing no. 500 800 00

TechnologiePark
Bergisch Gladbach

1. Addendum

to the Commercial Master Lease Agreement dated April 1, 2009 between

Lobito International B.V.

c/o Bauer & Kügler GmbH

Kaiserstrasse 12

60311 Frankfurt

Tax no. 116/5961/0895

represented by

TBG TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

represented by its Managing Director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Str.

51429 Bergisch Gladbach

- Lessor -

and

RI Research Instruments GmbH

represented by its Managing Director

Dr. Burkhard Prause

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

Contract no. 53 02 10742

- Lessee -

Lease object:

• Areas pursuant to the Lease Agreement in Buildings 09, 10, 14, 18 and 45, 20-22 and 29 at

• Friedrich-Ebert-Str. in 51429 Bergisch Gladbach

The two Parties enter into the agreement that follows:

To Point 1 Lease Object

Starting August 1, 2009, the lease area of 5,684.05 m2 specified in clause 1.1 of the Master Lease Agreement is increased by 199.4 m2 (Building 10, ground floor, rooms 01-04 and 900; basement, room 01 and Building 11, ground floor, rooms 04-07 and 900), i.e. the new leased area is 5,883.45 m2.

Current area	5,684.05 m2
New workshop area: Building 10, ground floor, R. 01-04, 900	61.70 m2
New storage area, Building 10, basement, R. 01	50.20 m2
New workshop area; Building 11, ground floor, R. 01-04, 900	87.50 m2
Total	5,883.45 m2

Lessor grants Lessee an option, until June 30, 2010 and as of the lease, to take additional space in Building 11, ground floor, rooms 01-03 totaling 77.7 m2 (outlined in green the Attachment) including secondary and traffic areas.

To Point 5, Rent, lease-related expenses and value-added tax

5.1.         Rent

The new leased areas may be used rent-free between August 1 and August 31, 2009.

Accordingly, the monthly rent starting September 1, 2009 will be:

Current rent		32,067.33 €
Expanded area Building 10, ground floor, R. 01-04 and 900	61.70 m2 x 5.00 € =	308.50 €
Expanded area Building 10, basement, room 01	50.20 m2 x 1.50 € =	=75.30 €
Expanded area Building 11, ground floor, R. 04-07 and 900	87.50 m2 x 5.00 € =	437.50 €

Net amount		32,888.63 €
plus applicable VAT, currently 19%		6,248.84 €
Grand total		39,137.47 €

Account no. 958 293 01 with Dresdner Bank Frankfurt, routing no.: 500 800 00

5.4.         Lease-related expenses

The rent payment does not include the lease-related expenses for the lease object.

Lessee undertakes to sign an operator contract with the company commissioned by Lessor to manage the Technology Park - TechnologiePark Verwaltungs GmbH, Bergisch Gladbach - and maintain it for the entire term of the lease.

2

Special agreement:

If the optional space in Building 11, ground floor, is leased, Lessor will make sure that the roof of Building 10 meets the usual structural conditions in terms of impermeability as it is question of storage of high-quality and sensitive parts.

All remaining provisions of the Lease Agreement dated April 1, 2009 remain unchanged.

Bergisch Gladbach, on July 31, 2009

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
TBG TechnologiePark Bergisch Gladbach	RI Research Instruments GmbH
Verwaltungs GmbH
Hans-Dieter Angerer
(Lessor)	(Lessee)

3